Exhibit (d)(2)

SonoSite, Inc. 21919 30th Drive SE Bothwell, WA 98021-3904 USA
August 26, 2011	Telephone: 1.425.951.1200 Facsimile: 1.425.951.1201 www.sonosite.com

Attention: Mr. Kouichi Tamai

Director, Senior Vice President

General Manager

Medical Systems Business Division

FUJIFILM Corporation

Ladies and Gentlemen:

SonoSite, Inc. (the “Company”) will engage in discussions with FUJIFILM Corporation (“Fuji”) involving a possible purchase of all or a portion of the stock, assets or business of the Company or any related transactions as may be mutually agreed between Fuji and the Company (each, a “Transaction”).

Non-Disclosure Obligations

The parties intend to exchange Confidential Information (as defined below) in connection with the evaluation of a Transaction. For purposes of this Agreement, “Confidential Information” means the technical or business information, in whatever form or medium, disclosed by the disclosing party (“Disclosing Party”) to the other party (“Receiving Party”), during the term of this Agreement including but not limited to: product, software or service specifications; prototypes; computer programs; models; samples; data; drawings; marketing plans; ideas; discoveries; concepts; know-how; and financial or price information. All such Confidential Information shall be marked as confidential or proprietary by the Disclosing Party, or for information that is orally disclosed, the Disclosing Party shall indicate to the Receiving Party at the time of disclosure the confidential or proprietary nature of the information and shall confirm in writing to the Receiving Party within thirty (30) days after such disclosure that such information is confidential. Any technical or business information of a third person furnished or disclosed by one party to the other as Confidential Information under this Agreement shall be deemed Confidential Information of the Disclosing Party, unless specifically indicated in writing to the contrary.

Each Receiving Party and each individual or entity with access to the Disclosing Party’s Confidential Information agrees: (a) not to use any of the Disclosing Party’s Confidential Information or notes, summaries, or other material derived therefrom (collectively, “Notes”) except to determine whether it wishes to propose to enter into a Transaction with the Disclosing Party and the terms thereof; (b) not to disclose any of the Disclosing Party’s Confidential Information or the Receiving Party’s Notes other than to those of the Receiving Party’s officers, directors, employees (including officers, directors, employees of FUJIFILM Holdings Corporation in case of Fuji), advisors and representatives (collectively, “Representatives”) with a need to know the information contained therein; provided, that such Representatives shall have agreed to be bound by the terms of this Agreement; provided, further, that each of the Company and Fuji agree to be responsible for any breach of this Agreement by any of its Representatives; and (c) not to disclose other than to the Representatives that the Disclosing Party’s Confidential Information has been made available to the Receiving Party, that the Receiving

Party’s Representatives have inspected any of the Disclosing Party’s Confidential Information, or that Fuji and the Company may be considering a Transaction or have had, are having or propose to have any discussions with respect thereto (which facts shall constitute “Confidential Information” for purposes of the sixth paragraph of this Agreement).

Either party may elect at any time to terminate further access by the other party to its Confidential Information. Each party agrees that upon any such termination, the Receiving Party will promptly (and in any case within 14 days of the Disclosing Party’s request, which may be made through its investment banker) (i) return to the Disclosing Party all of the Disclosing Party’s Confidential Information except the Receiving Party’s Notes, (ii) cause all of Receiving Party’s Notes to be destroyed, and confirm in writing to the Disclosing Party that all such material has been returned or destroyed in compliance with this Agreement; provided that the Receiving Party may retain, in a secure location, a copy of such documents and records as is required to be retained pursuant to any law, rule or regulation to which the Receiving Party is subject. No such termination, return or destruction will affect a Receiving Party’s obligations hereunder or those of the Receiving Party’s Representatives, all of which obligations shall continue in effect for the term of this Agreement.

This Agreement shall be inoperative as to particular portions of the Disclosing Party’s Confidential Information if such information (i) becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement, (ii) was available to the Receiving Party on a non-confidential basis prior to its disclosure to the Receiving Party by the Disclosing Party or its Representatives , (iii) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Representatives when such source is entitled, to the best of the Receiving Party’s knowledge, to make such disclosure, or (iv) is independently developed by the Receiving Party without access to or use of the Confidential Information of the Disclosing Party, as evidenced by its written records.

If a Receiving Party or its Representatives are requested or required (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) to disclose any of Disclosing Party’s Confidential Information or Receiving Party’s Notes, it is agreed that, to the extent not legally prohibited, the Receiving Party will provide the Disclosing Party with prompt written notice of such request(s) so that the Disclosing Party may seek an appropriate protective order and/or waive the Receiving Party’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Receiving Party or its Representatives are, in the opinion of the Receiving Party’s or its Representatives’ counsel, as the case may be, compelled to disclose the Disclosing Party’s Confidential Information or the Receiving Party’s Notes under pain of liability for contempt or other censure or penalty, the Receiving Party may disclose only that portion of such information as is legally required without liability hereunder; provided, that the Receiving Party agrees to exercise its best efforts to obtain assurance that confidential treatment will be accorded such information.

Standstill Agreement

Fuji acknowledges that, in its examination of the Company’s Confidential Information, it will have access to material non-public information concerning the Company. Fuji agrees that, for a period of eigtheen (18) months from the date hereof (the “Standstill Period”), it will not (and will ensure that FUJIFILMS Holding Corporation and Fuji’s other affiliates (and any person acting on behalf of or in concert with Fuji or any affiliate) will not), directly or indirectly, without the prior written consent of the Board of Directors of the Company, (i) acquire, agree to acquire, propose, seek or offer to acquire, or facilitate the acquisition or ownership of, any securities or assets of the Company or any of its subsidiaries, any warrant or option to purchase such securities or assets, any security convertible into any such securities, or any other right to acquire such securities, (ii) enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its subsidiaries, (iii) make, or in any way participate or engage in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company, (iv) form, join or in any way participate in a “group”

(within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to any voting securities of the Company, (v) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of the Company, (vi) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of the Company, (vii) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing or (viii) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing. Fuji further agrees that during the Standstill Period it will not (and will ensure that FUJIFILMS Holding Corporation and Fuji’s other affiliates (and any person acting on behalf of or in concert with Fuji or any affiliate) will not), directly or indirectly, without the prior written consent of the Board of Directors of the Company, (x) make any request directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), or (y) take any action that might require the Company to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this paragraph. The provisions of this paragraph shall be inoperative and of no force or effect if any other person or group (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or entered into a definitive agreement (approved by the Board of Directors of the Company) to acquire more than 50% of the outstanding voting securities of the Company or assets of the Company or its subsidiaries representing more than 50% of the consolidated earning power of the Company and its subsidiaries.

Future Contact

For a period of eigtheen (18) months from the date hereof, Fuji agrees not to (and will ensure that FUJIFILMS Holding Corporation and Fuji’s other affiliates (and any person acting on behalf of or in concert with Fuji or any affiliate) will not) initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director, or employee of the Company regarding the business, operations or prospects of the Company, except with the express written consent of the Company. It is understood that the Company or its investment banker will arrange for appropriate contacts for due diligence purposes. Unless otherwise agreed to by the Company, all (i) communications regarding any possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures in connection with any possible Transaction, will be submitted or directed exclusively to the Company’s Chief Financial Officer, or the person or entity whom he designates in writing.

Non-Solicitation

For a period of eigtheen (18) months from the date hereof, Fuji agrees that it will not, (and will ensure that FUJIFILMS Holding Corporation and Fuji’s other affiliates (and any person acting on behalf of or in concert with Fuji or any affiliate) will not) directly or indirectly, solicit for employment or hire any officer, director, or employee of the Company or any of the Company’s subsidiaries or divisions with whom it has had contact or who became known to it in connection with its consideration of the Transaction, except that it shall not be precluded from hiring any such employee who (i) initiates discussions regarding such employment without any direct or indirect solicitation by it, (ii) responds to any public advertisement placed by it, or (iii) has been terminated by the Company or its subsidiaries prior to commencement of employment discussions between it and such officer, director, or employee.

Additional Provisions

Each Receiving Party understands and agrees that, except as may be expressly provided for in an executed Transaction Agreement (as defined below) none of the Disclosing Party, its investment bankers, or their respective affiliates or representatives make any representations or warranties, express or implied, with respect to any of the Disclosing Party’s Confidential Information. Each Receiving Party also agrees that, except as may be expressly provided for in an executed Transaction Agreement, none of the Disclosing Party, its investment banker, or their respective affiliates or representatives shall assume any responsibility or have any liability to the Receiving Party or their Representatives resulting from the selection or use of the Disclosing Party’s Confidential Information by them or their Representatives.

Each party agrees that no contract or agreement providing for any Transaction shall be deemed to exist between Fuji and the Company unless and until Fuji and the Company execute and deliver a final definitive agreement relating thereto (a “Transaction Agreement”), and each party hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with any Transaction unless and until Fuji and the Company shall have executed and delivered a Transaction Agreement. Each party also agrees that unless and until Fuji and the Company shall have executed and delivered a Transaction Agreement, neither Fuji nor the Company will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this Agreement except for the matters specifically agreed to herein. Fuji further acknowledges and agrees that the Company reserves the right, in its sole discretion, to reject any and all proposals made by Fuji or its Representatives with regard to a Transaction, and to terminate discussions and negotiations with it at any time. Fuji further understands that the Company shall be free to establish and change any process or procedure with respect to a Transaction as the Company in its sole discretion shall determine (including, without limitation, negotiating with any other interested party and entering into a Transaction Agreement with any other party without prior notice to Fuji or any other person).

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement and that each party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and each party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity.

This Agreement shall terminate three years from the date hereof and be governed by New York law.

Very truly yours,

SONOSITE, INC.

By:	/s/ Kevin Goodwin
Kevin Goodwin
President & CEO

Accepted as of the

date first above written:

FUJIFILM Corporation

By:	/s/ Koichi Tamai
Koichi Tamai
Director, Senior Vice President
General Manager
Medical Systems Business Division

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